NEWS RELEASE

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15301 W. 109th Street, Lenexa, KS  66219    Phone: 913-647-0158   Fax:  913-647-0132
                                                                  investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:          Karl B. Gemperli
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Lenexa, Kansas (December 12, 2003) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the three months and six months ended
October 31, 2003.

Results for the second quarter ended October 31, 2003:
     Sales for the quarter ended October 31, 2003 were $2,739,000, a decrease of
$37,000 or 1%, from sales of $2,776,000 in the comparable period of the prior year. The decrease was the result of a slowdown in existing customer orders in the electronics assembly and electronic hybrid product lines. These decreases were partially offset by increases in LCD production and LCD resale products as a result of the addition of some former Crystaloid customers and an increase in our marketing efforts. DCI Inc. ("DCI"), the company's wholly owned subsidiary, was recently notified by its largest customer of its intent to move the manufacture of its product from DCI to the off-shore production facility used by its parent company. That move is expected to occur early in the third quarter of our fiscal year 2004, when their current production runs with DCI are completed. We have been advised that this was a corporate decision made by the customer's parent company, even though DCI was one of their top-rated suppliers.
For fiscal year 2003, this customer accounted for $2,240,000 in sales, which amounted to approximately 20% of total sales. We are continuing to aggressively pursue other customer opportunities that include new electronic hybrid and electronic assembly products, new products at current customers and providing electronic manufacturing services to the former Crystaloid customers. We believe that our expanded direct and indirect sales forces will be able to capitalize on new customer opportunities as they focus on higher margin electronics assembly business and those opportunities that require our expertise of integrating LCDs and LEDs with electronics.
     Gross margin was $755,000 or 28% of sales for the three-month period ended
October 31, 2003, as compared to $986,000 or 36% of sales for the three-month period ended October 31, 2002. The gross margin achieved in the current period reflected the change in product mix as well as fewer strategic pricing opportunities as compared to the same period a year ago.
     Operating expenses were $762,000, an increase of $32,000, or 4%, from the same period a year ago. The increase was due to costs associated with an increase in personnel, increased costs of insurance and employee benefits, and the costs associated with the rental of a second facility used to house the excess Crystaloid assets.

     Operating loss for the three-month period was $7,000, as compared to operating income of $256,000 for the comparable period in the prior fiscal year.
         Interest expense increased to $64,000 for the three-month period ended
October 31, 2003 as compared to $40,000 for the three-month period ended October
31, 2002. The increase of $24,000 was the result of interest expense on borrowings on the line of credit and line of credit fees during the three-month period ended October 31, 2003. The line of credit was not utilized during the corresponding period of the prior year.
         As a result of the above, net loss was $69,000, or $(0.02) per share, for the quarter, as compared to net income of $218,000, or $0.08 per share for the comparable period of the prior year.

Results for the six-month period ended October 31, 2003:
     Sales totaled $5,358,000 for the first half of the Company's fiscal year, a
5% decrease from the comparable period in the prior fiscal year. The decrease was a result of a slowdown in existing customer orders in the electronics assembly and electronic hybrids product lines partially offset by increases in the LCD production and LCD resale product lines as a result of the addition of some former Crystaloid customers and an increase in our marketing efforts. Due to the unexpected loss of DCI's largest customer and the amount of time it takes to advance new marketing opportunities into production orders, we expect to experience lower sales at least through the third quarter of fiscal year 2004 as compared to the same period in fiscal year 2003.
         Gross margin was 27%, or $1,451,000, as compared to 33%, or $1,858,000 in the first six months of the prior fiscal year. The decrease in gross margin was the result of a change in product mix as well as the effect of slightly lower production efficiencies due to decreased sales volumes and fewer strategic pricing opportunities as compared to the comparable period in the prior fiscal year. It is anticipated that in the near term gross margins will continue at or near their present levels as the result of expected product mix and additions to our customer base.
         Operating expenses were $1,550,000. In the six-month period ended
October 31, 2002, these expenses totaled $1,472,000. The increase of $78,000, or
5%, was due to increased costs associated with an increase in personnel, costs of renting a second facility to house the excess Crystaloid assets, and increased costs of insurance and employee benefits. We believe that our continuing operating expenses will be at or near their current levels for the foreseeable future and we will continue our efforts to minimize corporate expenditures and manage our operating costs.
         Year to date operating loss was $99,000 as compared to an operating income of $386,000 for the prior year to date period.
         Interest expense increased to $123,000 for the six-month period ended
October 31, 2003 as compared to $78,000 for the six-month period ended October
31, 2002. The increase of $45,000 was the result of interest expense on borrowings and fees on the line of credit during the six-month period ended
October 31, 2003. There were no borrowings on the line of credit during the six-month period ended October 31, 2002.
         The $36,000 income tax benefit for the six-month period ended October
31, 2003 was due to the filing of amended tax returns claiming refunds of income taxes paid in prior years as a result of carry backs of net operating losses. No other income tax provision or benefit was recorded for the six-month periods ended October 31, 2003 or 2002 due primarily to net

operating loss carry forwards available to the Company.

     As a result of the above, net loss for the year to date period ended
October 31, 2003, amounted to $183,000, or $(0.07) per share as compared to a net loss of $1,307,000, or $(0.47) per share, for the six-month period ended
October 31, 2002 which included the $1,618,000 charge for goodwill impairment as a result of the adoption of Statement of Financial Accounting Standards No. 142,
Goodwill and Other Intangible Assets, on May 1, 2002.

Karl B. Gemperli, Chief Executive Officer, stated, "We continue to focus our marketing efforts on large opportunities that complement our unique capabilities of integrating custom displays with electronics. In this way, we expect to increase our level of sales and return to profitability. Although the loss of a major customer will be a temporary setback, we expect a positive trend in both sales and earnings in the long term."

Elecsys Corporation, through its wholly owned subsidiary DCI, Inc., is a designer, manufacturer, and integrator of custom electronic interface solutions for original equipment manufacturers ("OEMs") in the medical, aerospace, communications and industrial product industries. The Company has unique capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies such as custom liquid crystal displays, light emitting diode displays, and keypads with circuit boards and other electronic components. The Company becomes an extension of the OEM's organization by providing key expertise that enables rapid development and manufacture of electronic products from product conception through volume production. For more information, visit our websites at www.elecsyscorp.com and
www.dciincorporated.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2003. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)
                                              Three Months Ended                Six Months Ended
                                                  October 31,                      October 31,
                                             2003             2002             2003             2002
                                             ----             ----             ----             ----
Sales                                          $2,739           $2,776           $5,358            $5,620
Cost of products sold                           1,984            1,790            3,907             3,762
                                         -------------    -------------    -------------    --------------
Gross margin                                      755              986            1,451             1,858

Selling, general and
administrative expenses                           762              730            1,550             1,472
                                         -------------    -------------    -------------    --------------

Operating income (loss)                           (7)              256             (99)               386

Other income (expense):
  Interest expense                               (64)             (40)            (123)              (78)
  Other income, net                                 2                2                3                 3
                                         -------------    -------------    -------------    --------------
Income (loss) before
  income taxes and
  cumulative effect of
  accounting change                              (69)              218            (219)               311
Income tax benefit                                 --               --               36                --
                                         -------------    -------------    -------------    --------------
Income (loss) before
  cumulative effect of
  accounting change                              (69)              218            (183)               311
Cumulative effect of
  accounting change                                --               --               --           (1,618)
                                         -------------    -------------    -------------    --------------

Net income (loss)                               $(69)             $218           $(183)          $(1,307)
                                         =============    =============    =============    ==============

Income (loss) per share
information:
  Basic and diluted
   Income (loss) per share
    before cumulative effect
    of accounting change                      ($0.02)            $0.08          ($0.07)             $0.11
   Cumulative effect of
    accounting change                              --               --               --            (0.58)
                                         -------------    -------------    -------------    --------------
     Net income (loss) per
       share                                  ($0.02)            $0.08          ($0.07)           ($0.47)
                                         =============    =============    =============    ==============
Weighted average common
 shares outstanding - basic
 and diluted                                    2,791            2,791            2,791             2,790